Exhibit 99.1
VTR Reports Second Quarter 2014 Results

Denver, Colorado - August 6, 2014: VTR Finance B.V. (“VTR Finance”)1 and its subsidiaries, including VTR GlobalCom SpA and VTR Wireless SpA, (collectively, “VTR”), today provide selected, preliminary unaudited financial and operating information for the three months (“Q2”) and six months (“YTD”) ended June 30, 2014. VTR, the leading cable operator in Chile, is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the website of Liberty Global (www.libertyglobal.com). In addition, VTR Finance’s June 30, 2014 unaudited condensed consolidated financial statements are expected to be posted to the Liberty Global website prior to the end of August 2014.

Operating and financial highlights for the three and six months ended June 30, 2014, as compared to the results for the same periods last year (unless noted), include:

•	Total RGU[2] base surpassed 2.6 million during the second quarter

•	Organic RGU additions of 73,000 YTD, including 41,000 in Q2

◦	Strong Q2 results fueled by underlying demand for broadband internet and telephony

▪	Increased speed in June on key broadband offerings to 15 Mbps and 40 Mbps

▪	Best quarter for voice additions in two years

◦	Successfully introduced a new enhanced multi-screen Video-on-Demand ("VOD") service together with an enlarged free VOD catalog

•	Gained 11,000 postpaid mobile additions in Q2, our best performance in seven quarters

•	Finished Q2 with a customer base in excess of 1.2 million

◦	Delivered 14th consecutive quarter of customer growth, with 14,000 Q2 additions

•	Generated revenue of CLP 127.5 billion for Q2 and CLP 251.8 billion YTD

◦	Represents year-over-year top-line growth of approximately 4% for each period

•	Increased Operating Cash Flow (“OCF”)[3] by 13% for each of Q2 and YTD periods

◦	Realized OCF of CLP 47.5 billion and CLP 93.2 billion for Q2 and YTD, respectively

•	Grew operating income substantially to CLP 23.5 billion for Q2 and CLP 45.0 billion YTD

•	Average maturity of debt is in excess of nine years

Operating Statistics Summary

	As of and for the three months ended June 30,
	2014	2013

Footprint
Homes Passed[4]	2,948,200	2,887,400
Two-way Homes Passed[5]	2,427,700	2,361,300

Subscribers (RGUs)
Analog Cable[6]	122,200	147,700
Digital Cable[7]	885,700	825,400
Total Video	1,007,900	973,100

Internet[8]	921,000	867,100
Telephony[9]	708,900	689,300
Total RGUs	2,637,800	2,529,500

Q2 organic RGU net additions (losses)
Analog Cable	(5,700)	(7,300)
Digital Cable	14,800	25,500
Total Video	9,100	18,200

Internet	21,600	20,600
Telephony	10,500	4,900
Total RGUs	41,200	43,700

Penetration
Digital Cable as % of Total Video Subs[10]	87.9%	84.8%
Internet as % of Two-way Homes Passed[11]	37.9%	36.7%
Telephony as % of Two-way Homes Passed[11]	29.2%	29.2%

Customer relationships[12]
Customer Relationships	1,224,700	1,182,900
RGUs per Customer Relationship	2.15	2.14
Monthly ARPU per Customer Relationship[13]	CLP 31,699	CLP 31,268

Customer bundling
Single-Play	31.8%	32.6%
Double-Play	21.1%	20.9%
Triple-Play	47.1%	46.5%

Mobile subscribers
Postpaid	65,200	43,100
Prepaid	24,500	97,000
Total Mobile Subscribers	89,700	140,100

Subscriber Statistics and Commercial Development

At June 30, 2014, we provided 2.6 million subscription services to our 1.2 million unique customers. As compared to our total RGU and customer bases at December 31, 2013, we experienced organic growth of 73,000 RGUs and 25,000 customers, including 41,000 RGUs and 14,000 customers during Q2. From a bundling perspective, 47% of our customers subscribe to triple-play service, while 53% only take one or two products from us.

Our Q2 RGU additions consisted of 22,000 broadband internet, 9,000 video and 11,000 telephony RGUs. Importantly, our broadband internet and telephony RGU additions during the quarter represented our best quarterly result for both products in the last eight quarters. In June, we increased speed in our key broadband offerings from 10 Mbps to 15 Mbps and from 20 Mbps to 40 Mbps. In addition, we also initiated a price increase on our 15 Mbps product. With respect to telephony, we increased our year-over-year RGU additions by over 100% and 65% for the three and six months ended June 30, 2014, respectively, in part due to targeted cross-selling campaigns and promotions. We finished Q2 with broadband internet and telephony penetrations of 38% and 29%, respectively.

In terms of video, we surpassed 1.0 million video subscribers in Q2 with our addition of 9,000 video RGUs during the quarter. This was our seventh consecutive quarter of video RGU additions. Our quarterly performance was supported by sales traction for our video product in the lead up to the World Cup. As we mentioned in our Q1 2014 investor release, we launched a new multi-screen VOD service for all of our digital customers in April 2014. This new service can be accessed through our set-top box, as well as Android and iOS powered smartphones, tablets and computers. Initial results have been promising in terms of both customer additions and viewing trends.

We added 7,000 and 18,000 mobile subscribers in the Q2 and YTD periods, respectively, which are not included in our RGU or customer statistics noted above. This brings our total mobile subscriber base to 90,000 at the end of Q2. Our commercial momentum continues to build, as our second quarter performance in postpaid additions was our strongest since Q3 2012. Our sales and marketing strategies are specifically focused on high-value postpaid customers. So far in 2014, we have strengthened our postpaid offers with handsets from Samsung and Apple, and have rolled out compelling SIM-only products. In fact, our post-paid SIM-only share of sales has increased from approximately 20% in Q4 2013 to more than 40% in Q2 2014.

Summary Financial Results

	Three months ended June 30,
	2014	2013	% Change
	CLP in billions

Revenue	127.5	122.7	3.9
OCF	47.5	42.1	12.8
Property and equipment additions[14]	31.1	27.4	13.5

As % of Revenue
OCF Margin[15]	37.3%	34.3%
Property and equipment additions	24.4%	22.3%

	Six months ended June 30,
	2014	2013	% Change
	CLP in billions

Revenue	251.8	241.0	4.5
OCF	93.2	82.4	13.1
Property and equipment additions[14]	56.1	53.4	5.1

As % of Revenue
OCF Margin[15]	37.0%	34.2%
Property and equipment additions	22.3%	22.2%

Our consolidated revenue increased year-over-year by CLP 4.8 billion or 3.9% to CLP 127.5 billion and CLP 10.8 billion or 4.5% to CLP 251.8 billion for the three and six months ended June 30, 2014, respectively. Our revenue growth for both periods was predominantly driven by cable subscription revenue and to a much lesser extent, improving mobile subscription revenue. With respect to the former, cable subscription revenue was supported by an increased number of RGUs over the last twelve months, which totaled more than 100,000, and modest increases in ARPU per customer. Our solid subscription revenue growth was partially offset by year-over-year declines for both Q2 and the YTD periods in our non-subscription revenue, which accounts for roughly 7% of total Q2 revenue. These declines were largely a result of decreases in interconnect revenue stemming from a January 2014 decline in mobile termination rates.

For the three and six months ended June 30, 2014, our OCF for each period increased 13% to CLP 47.5 billion and CLP 93.2 billion, respectively, as compared to the corresponding prior year periods. As was the case in the first quarter, our year-over-year OCF growth for both the Q2 and YTD periods was largely due to growth in cable revenue and the fact that the costs associated with our mobile network are no longer included in our OCF following the restructuring charges we recorded last year in connection with our transition to a new MVNO contract. The decrease in these costs more than offset increases in certain costs associated with our cable business, including higher programming and sales and marketing expenses. The increase in our programming spend for both the Q2 and YTD periods was driven by growth in digital cable services and unfavorable foreign currency exchange rate fluctuations with respect to our U.S. dollar denominated programming contracts, while the increase in sales and marketing was due to higher third-party sales commissions and advertising costs at our cable business. In addition, for Q2, our OCF growth for the period was also positively impacted by a CLP 1.5 billion nonrecurring charge recorded during Q2 2013 to provide for obligations that were incurred by one of our contractors in connection with their bankruptcy.

We reported consolidated OCF margins of 37.3% and 37.0% for the three and six months ended June 30, 2014, respectively. These compare favorably to our OCF margins of 34.3% and 34.2% for the respective prior year periods. The increases in OCF margins were supported by our transition to the MVNO contract as noted above.

In terms of property and equipment additions, we spent CLP 31.1 billion, or 24% of revenue, for the three months ended June 30, 2014, as compared to CLP 27.4 billion, or 22% of revenue, for the three months ended June 30, 2013. For the 2014 year-to-date period, we incurred property and equipment additions of CLP 56.1 billion, or 22% of revenue, as compared to CLP 53.4 billion, or 22% of revenue, for the corresponding prior year period.

Summary of Total Debt and Cash and Cash Equivalents

At June 30, 2014, we reported CLP 774.5 billion of total debt (including capital lease obligations) and CLP 61.1 billion of cash and cash equivalents as compared to total debt of CLP 769.6 billion and CLP 58.1 billion of cash and cash equivalents at March 31, 2014. The increase in total debt from Q1 was due to the translation impact of a weakening Chilean peso versus the U.S. dollar on our U.S dollar-denominated debt. At quarter end, our fully swapped borrowing rate16 on our debt was approximately 11.1%.

The following table details the carrying value of our total debt and cash and cash equivalents as of the dates indicated:

	June 30,	March 31,
	2014	2014
	CLP in billions

VTR Finance B.V. 6.875% Senior Secured Notes due 2024	774.1	769.2
Capital lease obligations	0.4	0.4
Total debt and capital lease obligations	774.5	769.6

Cash and cash equivalents	61.1	58.1

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and 2014 and future prospects, our expectations regarding the impact of our advanced products and services, our assessment of the strength of our balance sheet, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About VTR

VTR is an industry leader in the Chilean telecommunications market. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through a next-generation network and an innovative technology platform that connected 1.2 million customers subscribing to 2.6 million television, broadband internet and telephony services at June 30, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Liberty Global IR		Corporate Communications
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303.220.4238

1
On January 14, 2014, VTR Finance, which owned VTR GlobalCom and certain other subsidiaries for all periods presented, acquired UPC Chile Mobile Holding B.V., the then parent company of VTR Wireless, from Liberty Global Europe B.V., another subsidiary of Liberty Global. We have accounted for this common control transfer at carryover basis and the condensed consolidated financial statements of VTR Finance have been retrospectively revised to give effect to this transaction for all periods presented.

2
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2014 RGU count excludes 65,200 postpaid mobile and 24,500 prepaid mobile subscribers. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3	OCF is the primary measure used by our management to evaluate operating performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking and (3) identify strategies to improve our operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of OCF to our operating income (loss) is presented below.

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	CLP in billions

Operating cash flow	47.5	42.1	93.2	82.4
Share-based compensation expense	(0.6)	(0.3)	(1.5)	(0.5)
Related-party fees and allocations	(1.9)	(0.5)	(3.8)	(0.8)
Depreciation and amortization	(20.7)	(45.2)	(41.6)	(70.3)
Impairment, restructuring and other operating items, net	(0.8)	—	(1.3)	0.2
Operating income (loss)	23.5	(3.9)	45.0	11.0

4	Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

5
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

6	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.

7
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

8	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

9	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

10	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

11	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

12
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

13
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding interconnect, late fees, mobile services, and installation revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized.

14	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

15	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

16
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.